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                                                                    EXHIBIT 12.1
                          DATAWARE TECHNOLOGIES, INC.
   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                       (Amounts in thousands of dollars)
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
                                                      1995         1996           1997        1998     1999    March 31, 2000
                                                    -------      ---------      --------     ------  --------  --------------
Pre-tax income (loss) from continuing operations    $ 2,446      $ (19,311)     $ (5,708)    $ (102) $ (5,083)    $ (9,664)
                                                    =======      =========      ========     ======  ========  ==============

Fixed charges:
Interest expense                                         25             19           276          6        28            6
Amortization of preferred stock                           -              -           677          -         -            -
Building rentals - 20%                                  315            402           327        301       385          117
Capital leases                                            -              -             -         10         6            -
                                                    -------      ---------      --------     ------  --------  --------------
     Total fixed charges                            $   340      $     421      $  1,280      $ 317  $    419     $    123
                                                    =======      =========      ========     ======  ========  ==============
Pre-tax income (loss) from continuing operations
   plus fixed charges                               $ 2,786      $ (18,890)     $ (5,105) C   $ 215  $ (4,664)    $ (9,541)
                                                    =======      =========      ========     ======  ========  ==============

Ratio of earnings to fixed charges                      8.2         Note A        Note A      Note A   Note A D     Note A
                                                    =======      =========      ========     ======  ========  ==============

Preferred stock dividends                                 -              -            63          -         -            -
                                                    -------      ---------      --------     ------  --------  --------------

     Total fixed charges and preferred dividends      $ 340          $ 421       $ 1,343      $ 317     $ 419        $ 123
                                                    =======      =========      ========     ======  ========  ==============

Ratio of earnings to fixed charges and
    preferred dividends                                 8.2        Note B        Note B      Note B    Note B D     Note B
                                                    =======      =========      ========     ======  ========  ==============
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Notes:

A: Due to Dataware Technologies, Inc.'s losses in these periods, additional earnings of $19,311, $6,385, $102, $5,083 and $9,664 would have been needed for the years ending 1996, 1997, 1998, 1999 and three months ending March 31, 2000, respectively, to cover these fixed charges.

B: Due to Dataware Technologies, Inc.'s losses in these periods, additional earnings of $19,311, $6,448, $102, $5,083 and $9,664 would have been needed for the years ending 1996, 1997, 1998, 1999 and three months ending March 31, 2000, respectively, to cover these fixed charges.

C: Accretion of preferred stock was not added back to pre-tax income as this amount was not included in the pre-tax income.

D: Included in earnings for 1999 was a nonrecurring gain of $5,086 before income taxes relating to the sale of a portion of Dataware Technologies, Inc.'s investment in Northern Light Technology LLC as disclosed in Note M of Dataware's consolidated financial statements. If such sale had not occurred, the total additional earnings needed to achieve a 1:1 coverage ratio of earnings to fixed charges and earnings to fixed charges and preferred dividends would have been $10,169.